                                 EXHIBIT  1.2

       ENGAGEMENT LETTER BETWEEN PEOPLES BUILDING AND LOAN ASSOCIATION
                          AND CAPITAL RESOURCES, INC.
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 [LOGO         CAPITAL RESOURCES, INC.
   OF          1211 Connecticut Ave., N.W. * Suite 200 * Washington, DC 20036 *
 APPEARS       Tel (202) 466-5685 * Fax (202) 466-5695
 CAPITAL
RESOURCES
 APPEARS
  HERE]

                                                             November 18, 1997


Mr. Carl Smith
President and Chief Executive Officer
Peoples Building & Loan Association
819 Main Street
Tell City, Indiana 47586

Dear Mr. Smith:

     We are pleased to submit this proposal to set forth the terms of the proposed engagement between Capital Resources, Inc. and Peoples Building & Loan Association ("Peoples Building" or the "Association") for your planned mutual-to-stock conversion (the "Conversion") and the offering of your shares of common stock (the "Offering").

BACKGROUND ON CAPITAL RESOURCES

     Capital Resources is a National Association of Securities Dealers ("NASD") member investment banking firm specializing in raising capital for financial institutions. Members of our professional staff are licensed securities representatives and have extensive experience in conducting local sales efforts for thrift conversions. Our "hands-on" philosophy and direct sales involvement have resulted in many successful conversions and a satisfied clientele. We combine the critical and necessary operational and data processing support within our package of marketing services to help ensure a smooth, professionally conducted, successful Conversion.

     As you are undoubtedly aware, there are substantial benefits to be derived from a successful local offering of your stock. A successful local offering not only results in stable, loyal stockholders, but also provides a rare opportunity to capture many ancillary benefits to the Association, such as the opportunity for enhancing local identity and increasing local exposure.

     The conversion process involves an enormous amount of attention to detail and requires extensive knowledge and expertise in conversion regulations and securities regulations. Capital Resources' experience in managing thrift conversions will help alleviate the burden on management and minimize disruption to normal banking business while ensuring each detail is attended to in a timely and accurate manner.

     The following describes the scope of conversion marketing, operational and staff training services Capital Resources proposes to provide Peoples Building.
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CAPITAL RESOURCES, INC.
Mr. Carl Smith
November 18, 1997
Page 2

PROPOSED SERVICES

     Capital Resources proposes to act as placement agent and marketing representative on behalf of Peoples Building with respect to the offering of common stock pursuant to the Conversion. We will also serve as "Conversion Manager" to assist you in numerous operational areas with respect to the Conversion. In this regard, we combine four critical roles in the Conversion process:

           I.  Sales and Marketing Assistance

          II.  Comprehensive Staff Training

         III.  Stock Center Management

          IV.  Proxy Solicitation

           V.  Additional Value-Added Services

Each area is discussed in the following sections.


I.   SALES AND MARKETING ASSISTANCE

     Capital Resources proposes to represent Peoples Building as placement agent in the sale of the common stock in a Subscription and Community Offering. Our marketing assistance program is designed to inform your true customer base of this investment opportunity and to educate your customers on the conversion process. Our main objective is to target sales to your local customers who will have subscription rights (the "Subscription Offering"). Typically, the entire issue will be bought by your customers. In the event shares remain available after customer subscriptions, we will market remaining shares to achieve a wide distribution to "friendly" local shareholders (the "Community Offering").

     Our specific responsibilities as such will be as follows:

o Assign licensed professionals from our staff to work at Peoples Building's offices as sales representatives on behalf of the Association. Our professionals will be responsible for all customer contact and inquiries regarding the Offering.

o Work with your conversion counsel regarding the prospectus and the language in it from a marketing perspective.
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CAPITAL RESOURCES, INC.
Mr. Carl Smith
November 18, 1997
Page 3

o If desirable, conduct a series of community meetings to provide information on the Offering. Capital Resources' representatives will take an active role in these meetings. These meetings serve as a customer relations tool as well as enhance local exposure of Peoples Building and set the stage for favorable stockholder relations after Conversion.

o Design and prepare for the Association a marketing campaign, including appropriate marketing literature and media advertisements.

o After the Subscription and Community Offerings if shares remain unsubscribed, we will assemble a selected dealer's syndicate to distribute remaining shares (the "Syndicated Community Offering"). We will meet with local brokers to educate them on the particulars of thrift stocks, discuss the salient terms of Peoples Building's Offering, create after-market interest and stimulate local interest in Peoples Building's stock.

o We will make a market in the stock after Conversion and assist in arranging other market-makers.


II.  COMPREHENSIVE CONVERSION TRAINING

     Capital Resources will conduct comprehensive training sessions before the formal commencement date of the Offering. Our training sessions are designed to ensure that members of the board, management and staff are knowledgeable of the conversion process, aware of their roles and capable of dealing with problems, inquiries and events. Each session is tailored to the audience involved and each covers a different level of detail and area of the Conversion, as follows:

     MANAGEMENT MEETING: A structured discussion pertaining to organization, role assignments, facilities, marketing, accounting, reporting and timetables.

     BOARD MEETING: A presentation regarding the conversion process and board members' roles and responsibilities, with emphasis on insider behavior.

     STAFF MEETING: A comprehensive presentation to the entire staff to discuss the nature of the Conversion, roles and responsibilities, and the opportunity to elaborate community involvement. A slide presentation and handouts are used.

     STOCK CENTER TRAINING: We will train and supervise Bank personnel specifically responsible for assisting us in the Stock Center with clerical tasks (see section III below). Computer training, account balancing procedures and stock recordkeeping are covered.
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CAPITAL RESOURCES, INC.
Mr. Carl Smith
November 18, 1997
Page 4

     In addition to our personalized training meetings, Capital Resources documents the many details and functions of the conversion process in easy-to-read manuals. Our conversion study manuals are intended to be used in conjunction with our training sessions and as a reference during the Conversion. The manuals provide instruction, sample forms and general information vital to understanding the conversion process. This information has been collected and updated by Capital Resources over many years.


III. STOCK CENTER MANAGEMENT

     A conversion requires accurate and timely recordkeeping and reporting. Furthermore, customer inquiries must be handled professionally and accurately. The Stock Center centralizes all data and work effort relating to the Conversion. Capital Resources will establish the Stock Center, preferably on-site at the Association's offices, from which we will supervise all activities relating to the Conversion. Our professionals will be on-site throughout the Offering to handle customer inquiries and special situations as they arise. In addition, we will require two of the Association's employees to assist us on a full time basis in the Stock Center with clerical tasks. We will train and supervise these employees. Stock Center activities for which Capital Resources will be responsible for include the following:

o    Collect, respond to and record all mail regarding conversion.

o    Meet with customers who wish to discuss the Offering.

o    Tabulate stock orders.

o    Tabulate proxies.

o    Mail "Stock-Grams", "Proxy-Grams", and other literature as applicable.

o    Prepare and mail order confirmations.

o    Sort and track prospects.

o    Coordinate and record community meetings and attendance.

o    Coordinate mailings to customers and prospects.

o    Balance daily totals.

o    Respond to mail and telephone inquiries.
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CAPITAL RESOURCES, INC.
Mr. Carl Smith
November 18, 1997
Page 5

o    Generate daily management reports.

o Coordinate with the printer for the initial sorting and mailing to different categories of prospective subscribers.

     CLOSING ASSISTANCE: The end of the Offering is a critical time that requires coordination of many events. Capital Resources will be on-site to coordinate tasks such as mailing interest checks, sending "welcome" letters to shareholders, balancing accounts, tabulating final stock information, and preparing stockholder records for the transfer agent, as well as answering post-offering questions from subscribers.

     In performing various Stock Center tasks outlined above, Capital Resources will utilize its proprietary conversion programs, the "Back Office Stock System" ("BOSS"). BOSS is a menu-driven, user-friendly program which will help ensure efficient, accurate recordkeeping and timely reporting during the Conversion. To use BOSS, we would require a computer to be provided by Peoples Building for Stock Center use during the conversion.


IV.  PROXY SOLICITATION

     Regulations require that over 50% of the outstanding members' votes must be in favor of the Plan of Conversion. As part of our engagement, we will solicit proxies to ensure this vote requirement is met.


V.   ADDITIONAL VALUE-ADDED SERVICES

     Capital Resources will provide, at no charge, general financial consulting to the Association with respect to issues facing stock companies for a year following Conversion. A representative from Capital Resources will attend Board meetings semi-annually, as requested, to discuss such issues. The Bank will reimburse Capital Resources for out-of-pocket expenses related to such meetings.

     Capital Resources will also provide certain other post-conversion services as part of this engagement at no charge, including stock research coverage and stock benefit plan shares purchases at no commission.

CAPITAL RESOURCES, INC.
Mr. Carl Smith
November 18, 1997
Page 6

PROPOSED FEE STRUCTURE

     For our services as described herein, we propose a compensation structure as follows:

A. A fixed marketing fee of $50,000 payable as follows: $15,000 upon execution of this proposal and the commencement of our engagement, $5,000 upon filing of the Application for Conversion, and the balance upon closing. This fee covers all professional services for advisory services, due diligence, training, proxy solicitation, and marketing services. Progress payments are for consulting work performed prior to the Offering.

B. Reimbursement for out-of-pocket expenses incurred by us on behalf of the Conversion. Such expenses shall include, but are not limited to, travel, legal, communications and postage. We will provide you with a detailed accounting of all reimbursable expenses and will bill you monthly. Reimbursable out-of-pocket expenses shall not exceed $10,000 and our legal expenses shall not exceed $22,000, without management's prior approval.

ADDITIONAL PROVISIONS

     Furthermore, it is understood that:

o Prior to the commencement of the Offering, Peoples Building and Capital Resources will enter into a mutually agreed upon formal agency agreement for securities offerings which provides for mutual indemnities and warranties. Our sales and marketing services are subject to the usual warranties, indemnities and conditions contained in the agency agreement.

o Our role as your NASD agent is subject to our normal underwriting criteria and examination of relevant books and records.

o The Association will pay all other expenses of the conversion, including but not limited to attorney's fees, National Association of Securities Dealers, Inc. filing fees, all fees and expenses relating to "blue sky" research and filings, state licensing and securities registration fees, all fees relating to auditing and accounting, all printing and advertising fees and all costs associated with retaining temporary staffing, if any, in connection with the Conversion.

o Capital Resources will conduct an examination of the relevant documents and records of Peoples Building as appropriate. Peoples Building agrees to make all documents and records deemed appropriate or necessary by Capital Resources available upon request.

o Our obligations stated herein will be subject to there being no material changes, in the opinion of our firm, in the Association's conditions or in market conditions so as to significantly delay the Offering or to render the Offering inadvisable.
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CAPITAL RESOURCES, INC.
Mr. Carl Smith
November 18, 1997
Page 7

o Our marketing obligations pursuant to this agreement will terminate upon the completion or termination of the initial Offering, but in no event later than 12 months from the date of this letter. All fees or expenses due to Capital Resources but unpaid will be payable to Capital Resources at that time. In the event the offering is extended beyond this term, the Association and Capital Resources may mutually agree to renew this engagement under mutually acceptable terms.

                                 * * * * * * *

     To engage our services, please sign in the space provided below and return the signed letter to me. I have enclosed a signed copy for your files. This proposal is open for your acceptance for thirty (30) days from the date of this letter.

     We look forward to working with Peoples Building on this most exciting and challenging project.

                                          Sincerely,

                                          CAPITAL RESOURCES, INC.

                                          /s/ David P. Rochester

                                          David P. Rochester
                                          Chairman and Chief
                                           Executive Officer

DPR/ems

Agreed To and Accepted By:

PEOPLES BUILDING & LOAN ASSOCIATION

/s/ Carl Smith               12/9/97
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signed                            date

/s/ Carl Smith              President
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